Exhibit 4.1

ATWOOD OCEANICS, INC.

AMENDED AND RESTATED 2007 LONG-TERM INCENTIVE PLAN

ARTICLE I

PURPOSE

SECTION 1.1   Purpose.  This Amended and Restated 2007 Long-Term Incentive Plan amends and restates in its entirety the 2007 Long-Term Incentive Plan (as previously amended and as so amended and restated, the “Plan”) by Atwood Oceanics, Inc., a Texas corporation (the “Company”).  The purpose of the Plan is to create incentives which are designed to motivate Participants to put forth maximum effort toward the success and growth of the Company and to enable the Company to attract and retain experienced individuals who by their position, ability and diligence are able to make important contributions to the Company’s success.  Toward these objectives, the Plan provides for the grant of Options, Restricted Stock Awards, SARs and Performance Units to Eligible Employees and the grant of Nonqualified Stock Options, Restricted Stock Awards, SARs and Performance Units to Eligible Directors, subject to the conditions set forth in the Plan.

SECTION 1.2   Establishment.  The Plan originally became effective December 7, 2006 pursuant to subsequent shareholder approval and will continue for a period of ten years thereafter.  The Plan shall continue in effect after such ten-year period until all matters relating to the payment of Awards and administration of the Plan have been settled.  The amendments included in this amendment and restatement of the Plan will be effective February 10, 2011, subject to shareholder approval.

SECTION 1.3   Shares Subject to the Plan.  At the original effective date of the Plan and subject to the limitations set forth in the Plan, there were a total of 2,000,000 shares of Common Stock available for Awards to be made under this Plan.  Accounting for an adjustment for a previous stock split in the form of a 100% stock dividend and shares of Common Stock already issued in connection with Awards made under this Plan, at December 31, 2010, 1,764,117 shares of Common Stock remain available for Awards to be made under this Plan.  Any shares granted as Restricted Stock Awards or as SARs or Performance Units settled in shares of Common Stock shall be counted against this limit as 1.7 shares for each share granted.  Any shares issued pursuant to Options shall be counted against this limit as one share for each issuable share.  Provided further, that a maximum of 2,000,000 shares of the total authorized under this Section 1.3 may be granted as Incentive Stock Options (after accounting for an adjustment for a stock split in the form of a 100% stock dividend after the original effective date of the Plan).  The limitations of this Section 1.3 shall be subject to the adjustment provisions of Article IX.

ARTICLE II

DEFINITIONS

SECTION 2.1   “Account” means the recordkeeping account established by the Company to which will be credited an Award of Performance Units to a Participant.

SECTION 2.2   “Affiliated Entity” means any person with whom Company would be considered a single employer under section 414(b) or 414(c) of the Code, if sections 414(b) and 414(c) of the Code used an “at least 50 percent” ownership test instead of an “at least 80 percent” ownership test.

SECTION 2.3   “Award” means, individually or collectively, any Option, Restricted Stock Award, SAR or Performance Unit granted under the Plan to an Eligible Employee by the Committee or any Nonqualified Stock Option, Performance Unit, SAR or Restricted Stock Award granted under the Plan to an Eligible Director by the Committee.

SECTION 2.4   Award Agreement” means any written instrument that establishes the terms, conditions, restrictions, and/or limitations applicable to an Award in addition to those established by this Plan and by the Committee’s exercise of its administrative powers.

SECTION 2.5   “Board” means the Board of Directors of the Company.

SECTION 2.6   “Change of Control Event” means each of the following:

(i) The acquisition after the Effective Date of this Plan by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (D) any acquisition previously approved by at least a majority of the members of the Incumbent Board (as such term is hereinafter defined), (E) any acquisition approved by at least a majority of the members of the Incumbent Board within five business days after the Company has notice of such acquisition, or (F) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2), and (3) of subsection (iii) of this Section 2.6; or

(ii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, appointment or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this definition, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Approval by the shareholders of the Company of a reorganization, share exchange, merger (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction will own the Company through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination or were elected, appointed or nominated by the Board; or

(iv) Approval by the shareholders of the Company of (1) a complete liquidation or dissolution of the Company or, (2) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 70% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) less than 20% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors will be beneficially owned, directly or indirectly, by any Person (excluding any employee benefit plan (or related trust) of the Company or such corporation), except to the extent that such Person owned 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the sale or disposition, and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such sale or other disposition of assets of the Company or were elected, appointed or nominated by the Board.

SECTION 2.7   “Code” means the Internal Revenue Code of 1986, as amended.  References in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

SECTION 2.8   “Committee” means the Compensation and Human Resources Committee of the Board.

SECTION 2.9   “Common Stock” means the common stock, par value $1.00 per share, of the Company, and after substitution, such other stock as shall be substituted therefore as provided in Article IX.

SECTION 2.10   “Date of Grant” means the date on which the grant of an Award is authorized by the Committee or such later date as may be specified by the Committee in such authorization.

SECTION 2.11   “Disability” means the Participant is unable to continue employment by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.  For purposes of this Plan, the determination of Disability shall be made in the sole and absolute discretion of the Committee.

SECTION 2.12   “Eligible Employee” means any employee of the Company, a Subsidiary, or an Affiliated Entity as approved by the Committee.

SECTION 2.13   “Eligible Director” means any member of the Board who is not an employee of the Company, a Subsidiary or an Affiliated Entity.

SECTION 2.14   “Exchange Act” means the Securities Exchange Act of 1934, as amended.

SECTION 2.15   “Fair Market Value” means (i) during such time as the Common Stock is listed upon the New York Stock Exchange or other exchanges, the closing price of the Common Stock as reported by such stock exchange or exchanges on the day for which such value is to be determined, or, if no sale of the Common Stock shall have been made on any such stock exchange that day, on the next preceding day on which there was a sale of such Common Stock, or (ii) during any such time as the Common Stock is not listed upon an established stock exchange, the mean between dealer “bid” and “ask” prices of the Common Stock in the over-the-counter market on the day for which such value is to be determined, as reported by the National Association of Securities Dealers, Inc.

SECTION 2.16   “Incentive Stock Option” means an Option within the meaning of Section 422 of the Code.  Provided however, that no Option will be an Incentive Stock Option unless, at all times beginning with the Option’s Date of Grant and ending with the day three months before the date of exercise of the Option, the Participant is an employee of either the Company or of an Affiliated Entity that is a parent or subsidiary of the Company using an “at least 50 percent” ownership test.

SECTION 2.17   “Nonqualified Stock Option” means an Option which is not an Incentive Stock Option.

SECTION 2.18   “Option” means an Award granted under Article V of the Plan and includes both Nonqualified Stock Options and Incentive Stock Options to purchase shares of Common Stock.

SECTION 2.19   “Participant” means an Eligible Employee or Eligible Director to whom an Award has been granted by the Committee under the Plan.

SECTION 2.20   “Performance Units” means those monetary units that may be granted to Eligible Employees or Eligible Directors pursuant to Article VIII hereof.

SECTION 2.21   “Plan” has the meaning set forth in Section 1.1.

SECTION 2.22   “Restricted Stock Award” means an Award granted to an Eligible Employee or Eligible Director under Article VI of the Plan.

SECTION 2.23   “Retirement” means the voluntary termination of an Eligible Employee’s employment with the Company, a Subsidiary or an Affiliated Entity on or after such Eligible Employee reaches 65 years of age.

SECTION 2.24   “SEC” means the United States Securities and Exchange Commission.

SECTION 2.25   “SAR” means a stock appreciation right granted to an Eligible Employee or Eligible Director under Article VII of the Plan.

SECTION 2.26   “Subsidiary” shall have the same meaning set forth in Section 424 of the Code.

ARTICLE III

ADMINISTRATION

SECTION 3.1   Administration of the Plan by the Committee.  The Committee shall administer the Plan.  Committee members shall be appointed or removed as set forth in the Committee’s Charter.  The Committee shall hold meetings regarding the Plan at such times and places as it may determine.  Except as may otherwise be set forth in the Committee’s Charter, a majority of the members of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present or acts reduced to or approved in writing by a majority of the members of the Committee shall be the valid acts of the Committee.  All members of the Committee shall be independent as required by the rules and regulations of the SEC and the New York Stock Exchange Listing Standards and as determined by the Board in its business judgment. No member of the Committee shall have a relationship to the Company that may interfere with the exercise of their independent judgment, as determined in accordance with the rules and regulations of the SEC and the New York Stock Exchange Listing Standards.  The members of the Committee shall be “non-employee directors” as that term is defined under the SEC Rule 16b-3 and, in the case of any Award intended to qualify under the performance-based compensation rules of Section 162(m) of the Code, shall exclude any director who is not an “outside director” as that term is defined for the purposes of section 162(m) of the Code.

Subject to the provisions of the Plan, the Committee shall have exclusive power to:

(a)           Select Eligible Employees and Eligible Directors to participate in the Plan.

(b)           Determine the time or times when Awards will be made to Eligible Employees or Eligible Directors.

(c)           Determine the form of an Award, whether an Incentive Stock Option, Nonqualified Stock Option, Restricted Stock Award, SAR or Performance Unit, the number of shares of Common Stock or Performance Units subject to the Award, the amount and all the terms, conditions (including performance requirements), restrictions and/or limitations, if any, of an Award, including the time and conditions of exercise or vesting, and the terms of any Award Agreement.

(d)           Determine whether Awards will be granted singly or in combination.

(e)           Accelerate the vesting, exercise or payment of an Award or the performance period of an Award except as provided in Section 10.2.

(f)           Take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan.

SECTION 3.2   Committee to Make Rules and Interpret Plan.  The Committee in its sole discretion shall have the authority, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan, as it may deem necessary or advisable for the administration of the Plan.  The Committee’s interpretation of the Plan or any Awards and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties.

ARTICLE IV

GRANT OF AWARDS

SECTION 4.1   Grant of Awards.  After accounting for an adjustment for a stock split in the form of a 100% stock dividend after the original effective date of the Plan, awards granted under this Plan shall be subject to the following conditions:

(a)           Subject to Article IX, the aggregate number of shares of Common Stock made subject to the grant of Options and/or SARs to any Eligible Employee in any calendar year may not exceed 600,000.

(b)           Subject to Article IX, the aggregate number of shares of Common Stock made subject to the grant of Restricted Stock Awards and/or Performance Unit Awards to any Eligible Employee in any calendar year may not exceed 300,000.

(c)           Any shares of Common Stock related to Awards which terminate by expiration, forfeiture or cancellation without the issuance of shares of Common Stock, shall be available again for grant under the Plan and shall not be counted against the shares authorized under Section 1.3.  Shares of Common Stock which are tendered in payment of an Option, tendered or withheld in payment of taxes or repurchased using Option proceeds, shall not be added back to the shares authorized under Section 1.3.

(d)           Common Stock delivered by the Company in payment of an Award under the Plan may be authorized and unissued Common Stock or Common Stock held in the treasury of the Company.

(e)           The Committee shall, in its sole discretion, determine the manner in which fractional shares arising under this Plan shall be treated.

(f)           Separate certificates or a book-entry registration representing Common Stock shall be delivered to a Participant upon the exercise of any Option.  Alternatively, issuance may be effected on an uncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange on which the Company’s equity securities are traded.

(g)           The Committee shall be prohibited from canceling, reissuing or modifying Awards if such action will have the effect of repricing the Participant’s Award.

(h)           Subject to Article IX, the aggregate number of shares of Common Stock made subject to the grant of Nonqualified Stock Options and/or SARs to any individual Eligible Director in any calendar year may not exceed 200,000.

(i)           Subject to Article IX, in no event shall more than 100,000 shares of Restricted Stock Awards and/or Performance Unit Awards be awarded to any individual Eligible Director in any calendar year.

(j)           The maximum term of any Award shall be ten years.

ARTICLE V

STOCK OPTIONS

SECTION 5.1   Grant of Options.  The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Options to Eligible Employees.  These Options may be Incentive Stock Options or Nonqualified Stock Options, or a combination of both.  The Committee may, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Nonqualified Stock Options to Eligible Directors.  Each grant of an Option shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 5.2.

SECTION 5.2   Conditions of Options.  Each Option so granted shall be subject to the following conditions:

(a)           Exercise Price.  As limited by Section 5.2(e) below, each Option shall state the exercise price which shall be set by the Committee at the Date of Grant; provided, however, no Option shall be granted at an exercise price which is less than the Fair Market Value of the Common Stock on the Date of Grant.

(b)           Form of Payment.  The exercise price of an Option may be paid (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) by tendering shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the exercise price, but only to the extent such exercise of an Option would not result in an adverse accounting charge to the Company for financial accounting purposes with respect to the shares used to pay the exercise price unless otherwise determined by the Committee; or (iii) a combination of the foregoing.  In addition to the foregoing, the Committee may permit an Option granted under the Plan to be exercised by a broker-dealer acting on behalf of a Participant through procedures approved by the Committee.

(c)           Exercise of Options.  Options granted under the Plan shall be exercisable, in whole or in such installments and at such times, and shall expire at such time, as shall be provided by the Committee in the Award Agreement.  Exercise of an Option shall be by written notice to the Secretary of the Company at least two business days in advance of such exercise stating the election to exercise in the form and manner determined by the Committee.  Every share of Common Stock acquired through the exercise of an Option shall be deemed to be fully paid at the time of exercise and payment of the exercise price and applicable withholding taxes.

(d)           Other Terms and Conditions.  Among other conditions that may be imposed by the Committee, if deemed appropriate, are those relating to (i) the period or periods and the conditions of exercisability of any Option; (ii) the minimum periods during which Participants must be employed by the Company, its Subsidiaries, or an Affiliated Entity, or must hold Options before they may be exercised; (iii) the minimum periods during which shares acquired upon exercise must be held before sale or transfer shall be permitted; (iv) conditions under which such Options or shares may be subject to forfeiture; (v) the frequency of exercise or the minimum or maximum number of shares that may be acquired at any one time; (vi) the achievement by the Company of specified performance criteria; and (vii) non-compete and protection of business matters.

(e)           Special Restrictions Relating to Incentive Stock Options.  Options issued in the form of Incentive Stock Options shall only be granted to Eligible Employees of the Company or a Subsidiary, and not to Eligible Employees of an Affiliated Entity unless such entity shall be considered as a “disregarded entity” under the Code and shall not be distinguished for federal tax purposes from the Company or the applicable Subsidiary.

(f)           Application of Funds.  The proceeds received by the Company from the sale of Common Stock pursuant to Options will be used for general corporate purposes.

(g)           Shareholder Rights.  No Participant shall have a right as a shareholder with respect to any share of Common Stock subject to an Option prior to purchase of such shares of Common Stock by exercise of the Option.

ARTICLE VI

RESTRICTED STOCK AWARDS

SECTION 6.1   Grant of Restricted Stock Awards.  The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant a Restricted Stock Award to any Eligible Employee or Eligible Director.  Restricted Stock Awards shall be awarded in such number and at such times during the term of the Plan as the Committee shall determine.  Each Restricted Stock Award shall be evidenced by an Award Agreement setting forth the terms of such Restricted Stock Award.  Separate certificates or a book-entry registration representing Common Stock shall be delivered to the Eligible Employee or Eligible Director receiving the Award of Restricted Stock when such underlying Common Stock is issued; alternatively, issuance may be effected on an uncertificated basis, to the extent not prohibited by applicable rules of any stock exchange on which the Company’s equity securities are traded.

SECTION 6.2   Conditions of Restricted Stock Awards.  The grant of a Restricted Stock Award shall be subject to the following:

(a)           Restriction Period.

i)                                         Restrictions.  The holder of a Restricted Stock Award may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the shares of Common Stock represented by the Restricted Stock Award during the applicable Restriction Period (as defined herein).  The Committee shall impose such other restrictions and conditions on any shares of Common Stock covered by a Restricted Stock Award as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.  The “Restriction Period” for any shares of Common Stock covered by a Restricted Stock Award granted to any Eligible Director shall be at least thirteen (13) months as set forth in the Award Agreement for the Restricted Stock Award, subject to early termination as provided in Section 10.2 and Section 10.5 hereof.  The “Restriction Period” for any shares of Common Stock covered by a Restricted Stock Award granted to any Eligible Employee is determined by any employment, service and/or performance requirements relating to such Restricted Stock Award.  In addition to any time vesting conditions determined by the Committee, Restricted Stock Awards may be subject to the achievement by the Company of some or all of the operational, financial or stock performance criteria more specifically listed in Exhibit A attached, as set forth in the Award and determined by the Committee.

ii)                                      Eligible Directors.  In regard to a grant of a Restricted Stock Award to any Eligible Director, the shares of Common Stock covered by such Restricted Stock Award shall vest in accordance with the Award Agreement for the Restricted Stock Award, but the vesting period shall be at least thirteen (13) months, subject to early termination as provided in Section 10.2 and Section 10.5 hereof.

iii)                                   Eligible Employees.  In regard to a grant of a Restricted Stock Award to any Eligible Employee, the Committee shall determine the employment, service and/or performance requirements which shall apply to the shares of Common Stock covered by such Restricted Stock Award.  Unless (i) vesting requirements are based upon specified performance goals and measures set forth in the Award Agreement at the time of the Award that require at least a twelve-month performance period, (ii) vesting is accelerated upon the occurrence of a Change of Control Event under Section 10.5 or by the Committee as provided in Section 10.2 or (iii) the shares of Restricted Stock are issued in lieu of cash compensation, the shares shall vest over a minimum three-year period, with all shares vesting on or after the third annual anniversary date of the Award.

iv)                                  General.  At the end of the Restriction Period and, in regard to a Restricted Stock Award granted to any Eligible Employee assuming the fulfillment of any other specified vesting conditions, the restrictions imposed by the Committee shall lapse with respect to the shares of Common Stock covered by the Restricted Stock Award or portion thereof.

(b)           Rights as Shareholders.  During any Restriction Period, the Committee may, in its discretion, grant to the holder of a Restricted Stock Award all or any of the rights of a shareholder with respect to the shares, including, but not by way of limitation, the right to vote such shares and to receive dividends and to purchase securities pursuant to that certain Rights Agreement by and between the Company and Continental Stock Transfer & Trust Company (as Rights Agent) dated October 18, 2002, as the same may be amended, modified or supplement from time to time.  If any dividends or other distributions are paid in shares of Common Stock, all such shares shall be subject to the same restrictions on transferability as the shares of Restricted Stock with respect to which they were paid.

(c)           Ability of Participants to Defer Delivery of Shares.  The Committee may, in its discretion, to the extent provided in any separate Company deferred compensation plan, allow a Participant to (i) elect to defer the delivery of shares of Common Stock included in a Restricted Stock Award and (ii) if such deferred delivery is elected, further elect, before the deferred delivery date, to receive payment in the form of either (x) Common Stock or (y) cash in an amount equal to the value of the deferred shares at the deferred delivery date.

ARTICLE VII

STOCK APPRECIATION RIGHTS

SECTION 7.1    Grant of SARs.  The Committee may from time to time, in its sole discretion, subject to the provisions of the Plan and subject to other terms and conditions as the Committee may determine, grant a SAR to any Eligible Employee or Eligible Director.  SARs may be granted in tandem with an Option, in which event, the Participant has the right to elect to exercise either the SAR or the Option.  Upon the Participant’s election to exercise one of these Awards, the other tandem award is automatically terminated.  SARs may also be granted as an independent Award separate from an Option.  Each grant of a SAR shall be evidenced by an Award Agreement executed by the Company and the Participant and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of the Plan.  The exercise price of the SAR shall not be less than the Fair Market Value of a share of Common Stock on the Date of Grant of the SAR.

SECTION 7.2    Exercise and Payment.  SARs granted under the Plan shall be exercisable in whole or in installments and at such times as shall be provided by the Committee in the Award Agreement.  Exercise of a SAR shall be by written notice to the Secretary of the Company at least two business days in advance of such exercise.  The amount payable with respect to each SAR shall be equal in value to the excess, if any, of the Fair Market Value of a share of Common Stock on the exercise date over the exercise price of the SAR.  Payment of amounts attributable to a SAR shall be made in shares of Common Stock or cash as established by the Committee in the Award Agreement.

SECTION 7.3    General.  In the event a SAR is granted in tandem with an Incentive Stock Option, the Committee shall subject the SAR to restrictions necessary to ensure satisfaction of the requirements under Section 422 of the Code.  In the case of a SAR granted in tandem with an Incentive Stock Option to an Eligible Employee who owns more than 10% of the combined voting power of the Company or its Subsidiaries on the date of such grant, the amount payable with respect to each SAR shall be equal in value to the applicable percentage of the excess, if any, of the Fair Market Value of a share of Common Stock on the exercise date over the exercise price of the SAR, which exercise price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date the SAR is granted.

ARTICLE VIII

PERFORMANCE UNITS

SECTION 8.1    Grant of Awards.  The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Performance Units to Eligible Employees and Eligible Directors.  Each Award of Performance Units shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 8.2.

SECTION 8.2    Conditions of Awards.  Each Award of Performance Units shall be subject to the following conditions:

(a)           Establishment of Award Terms.  Each Award shall state the target, maximum and minimum value of each Performance Unit payable upon the achievement of performance goals.

(b)           Achievement of Performance Goals.  The Committee shall establish performance targets for each Award for a period of no less than a year based upon the Company’s achievement of some or all of the operational, financial or stock performance criteria more specifically listed in Exhibit A attached, as determined by the Committee.  The Committee shall also establish such other terms and conditions as it deems appropriate to such Award.  The Award may be paid out in cash or Common Stock as established by the Committee in the Award Agreement.

ARTICLE IX

STOCK ADJUSTMENTS

In the event that the shares of Common Stock, as constituted on the effective date of the Plan, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, spin-off, combination of shares or otherwise), or if the number of such shares of Common Stock shall be increased through the payment of a stock dividend, or a dividend on the shares of Common Stock, or if rights or warrants to purchase securities of the Company shall be issued to holders of all outstanding Common Stock, then there shall be substituted for or added to each share available under and subject to the Plan, and each share theretofore appropriated under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be, on a fair and equivalent basis in accordance with the applicable provisions of Section 424 of the Code; provided, however, with respect to Options, in no such event will such adjustment result in a modification of any Option as defined in Section 424(h) of the Code.  In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock, or any stock or other securities into which the Common Stock shall have been changed or for which it shall have been exchanged, then if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the shares available under and subject to the Plan, or in any Award, theretofore granted, such adjustments shall be made in accordance with such determination, except that no adjustment of the number of shares of Common Stock available under the Plan or to which any Award relates that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made would require an increase or decrease of at least 1% in the number of shares of Common Stock available under the Plan or to which any Award relates immediately prior to the making of such adjustment (the “Minimum Adjustment”).  Any adjustment representing a change of less than such minimum amount shall be carried forward and made as soon as such adjustment together with other adjustments required by this Article IX and not previously made would result in a Minimum Adjustment.  Notwithstanding the foregoing, any adjustment required by this Article IX which otherwise would not result in a Minimum Adjustment shall be made with respect to shares of Common Stock relating to any Award immediately prior to exercise, payment or settlement of such Award.  No fractional shares of Common Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

ARTICLE X

GENERAL

SECTION 10.1    Amendment or Termination of Plan.  The Board may alter, suspend or terminate the Plan at any time.  In addition, the Board may, from time to time, amend the Plan in any manner, but may not without shareholder approval adopt any amendment which would (i) increase the aggregate number of shares of Common Stock available under the Plan (except by operation of Article IX), (ii) materially modify the requirements as to eligibility for participation in the Plan, or (iii) materially increase the benefits to Participants provided by the Plan.

SECTION 10.2    Termination of Employment; Termination of Service.

(a)           Options and SARs.

i)                                         Eligible Employees.   If an Eligible Employee’s employment with the Company, a Subsidiary or an Affiliated Entity terminates as a result of death, Disability or Retirement, the Eligible Employee (or personal representative in the case of death) shall be entitled to exercise all or any part of any (a) vested Incentive Stock Option for a period of up to three months from such date of termination (one year in the case of death or Disability (as defined above) in lieu of the three-month period), or (b) vested Nonqualified Stock Option or SAR during the remaining term.  If an Eligible Employee’s employment terminates for any other reason, the Eligible Employee shall be entitled to exercise all or any part of any vested Option or SAR for a period of up to three months from such date of termination.

ii)                                      Eligible Directors.   If an Eligible Director’s service with the Company, a Subsidiary or an Affiliated Entity terminates, the Eligible Director (or personal representative in the case of death) shall be entitled to exercise all or any part of any Nonqualified Stock Options or SARs which are otherwise exercisable on his date of termination of service during the remaining term of such Award.

iii)                                   General.  The Committee may, in its discretion, accelerate the vesting of any Option or SAR in the case of termination of employment or service of an Eligible Employee or Eligible Director for any reason, including death, Retirement, Disability, or resignation, as the case may be.  In no event shall any Option or SAR be exercisable past the term established in the Award Agreement.  Any vested Option or SAR which is not exercised before the earlier of the dates provided above or its term, shall expire.

(b)           Restricted Stock Awards.  The Committee may, in its discretion, (i) accelerate the vesting of a Restricted Stock Award in the case of death or Disability of an Eligible Employee or (ii) accelerate the vesting of a Restricted Stock Award or provide for early termination of any Restriction Period in the case of death, Retirement, or resignation of an Eligible Director.  In the case of Retirement of an Eligible Employee, the vesting of a Restricted Stock Award shall be accelerated as follows:  (x) no acceleration in the case of Retirement within a period less than one year subsequent to the Date of Grant, (y) acceleration of vesting of one-third (1/3) of the shares included in the Restricted Stock Award in the case of Retirement within a period greater than one year, but less than two years subsequent to the Date of Grant, and (z) acceleration of vesting of two-thirds (2/3) of the shares included in the Restricted Stock Award in the case of Retirement within a period greater than two years, but less than three years subsequent to the Date of Grant.

(c)           General. Unless otherwise accelerated pursuant to the terms of the relevant Award Agreement or by the Committee as set forth herein, all unvested Awards shall be forfeited upon termination of employment of the Eligible Employee or termination of service of the Eligible Director.  Notwithstanding anything herein to the contrary, in the case of Retirement of a Participant, the Committee shall not accelerate the vesting of an any Award intended to qualify under the performance-based compensation rules of Section 162(m) of the Code except to the extent such performance measures have been met by the Participant prior to or upon Retirement.

SECTION 10.3    Limited Transferability — Options.  The Committee may, in its discretion, authorize all or a portion of the Nonqualified Stock Options granted under this Plan to be on terms which permit transfer by the Participant to (i) the ex-spouse of the Participant pursuant to the terms of a domestic relations order, (ii) the spouse, children or grandchildren of the Participant (“Immediate Family Members”), (iii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iv) a partnership or limited liability company in which such Immediate Family Members are the only partners or members.  In addition there may be no consideration for any such transfer.  The Award Agreement pursuant to which such Nonqualified Stock Options are granted must expressly provide for transferability in a manner consistent with this paragraph.  Subsequent transfers of transferred Nonqualified Stock Options shall be prohibited except as set forth below in this Section 10.3.  Following transfer, any such Nonqualified Stock Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Section 10.2 hereof the term “Participant” shall be deemed to refer to the transferee.  The events of termination of employment of Section 10.2 hereof shall continue to be applied with respect to the original Participant, following which the Nonqualified Stock Options shall be exercisable by the transferee only to the extent, and for the periods specified in Section 10.2 hereof.  No transfer pursuant to this Section 10.3 shall be effective to bind the Company unless the Company shall have been furnished with written notice of such transfer together with such other documents regarding the transfer as the Committee shall request.  With the exception of a transfer in compliance with the foregoing provisions of this Section 10.3, all other types of Awards authorized under this Plan shall be transferable only by will or the laws of descent and distribution and, for the avoidance of doubt, for no consideration; however, no such transfer shall be effective to bind the Company unless the Committee has been furnished with written notice of such transfer and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee of the terms and conditions of such Award.

SECTION 10.4    Withholding Taxes.  Unless otherwise paid by the Participant, the Company, its Subsidiaries or any of its Affiliated Entities shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Participant to pay to it such tax prior to and as a condition of the making of such payment.  In accordance with any applicable administrative guidelines it establishes, the Committee may allow a Participant to pay the amount of taxes required by law to be withheld from an Award by (i) directing the Company to withhold from any payment of the Award a number of shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the required withholding taxes or (ii) delivering to the Company previously owned shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the required withholding taxes.  However, any payment made by the Participant pursuant to either of the foregoing clauses (i) or (ii) shall not be permitted if it would result in an adverse accounting charge with respect to such shares used to pay such taxes unless otherwise approved by the Committee.

SECTION 10.5    Change of Control.  Notwithstanding any other provision in this Plan to the contrary, Awards granted under the Plan to any Eligible Employee or Eligible Director shall be immediately vested, fully earned and exercisable upon the occurrence of a Change of Control Event and any Restriction Period shall terminate immediately.

SECTION 10.6    Amendments to Awards.  Subject to the limitations of the Plan, the Committee may at any time unilaterally amend the terms of any Award Agreement, whether or not presently exercisable or vested, to the extent it deems appropriate; provided, however, that no amendment shall be allowed which has the effect of repricing an Award, and amendments which are adverse to the Participant shall require the Participant’s consent.

SECTION 10.7    Regulatory Approval and Listings.  The Company shall use its best efforts to file with the Securities and Exchange Commission as soon as practicable following approval by the shareholders of the Company of the Plan as provided in Section 1.2 of the Plan, and keep continuously effectively, a Registration Statement on Form S-8 with respect to shares of Common Stock subject to Awards hereunder.  Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue shares of Common Stock under this Plan prior to:

(a)           the obtaining of any approval from, or satisfaction of any waiting period or other condition imposed by, any governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable;

(b)           the admission of such shares to listing on the stock exchange on which the Common Stock may be listed; and

(c)           the completion of any registration or other qualification of such shares under any state or Federal law or ruling of any governmental body which the Committee shall, in its sole discretion, determine to be necessary or advisable.

SECTION 10.8    Right to Continued Employment.  Participation in the Plan shall not give any Eligible Employee any right to remain in the employ of the Company, any Subsidiary, or any Affiliated Entity.  The Company or, in the case of employment with a Subsidiary or an Affiliated Entity, the Subsidiary or Affiliated Entity reserves the right to terminate any Eligible Employee at any time.  Further, the adoption of this Plan shall not be deemed to give any Eligible Employee or any other individual any right to be selected as a Participant or to be granted an Award.

SECTION 10.9    Reliance on Reports.  Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan by any person or persons other than himself or herself.  In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

SECTION 10.10    Construction.  Masculine pronouns and other words of masculine gender shall refer to both men and women.  The titles and headings of the sections in the Plan are for the convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

SECTION 10.11    Governing Law.  The Plan shall be governed by and construed in accordance with the laws of the State of Texas except as superseded by applicable Federal law.  In particular, all Awards are subject to applicable laws and regulations as well as Company policies relating to clawback or other recovery in effect from time to time.

SECTION 10.12    Other Laws.  The Committee may refuse to issue or transfer any shares of Common Stock or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

SECTION 10.13    No Trust or Fund Created.  Neither the Plan nor an Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person.  To the extent that a Participant acquires the right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company.

SECTION 10.14               Awards Under Other Plans.  The Company may grant Awards under other plans or programs.  Such Awards may be settled in the form of Common Stock issued under this Plan.  Such Common Stock shall be treated for all purposes under the Plan on a similar basis as the same type of Award under this Plan and shall, when issued, reduce the number of shares of Common Stock available under this Plan in accordance with Section 1.3.

EXHIBIT A

Amended and Restated 2007 Long-Term Incentive Plan Performance Criteria

Average dayrates

Cash flow

Debt to cash flow

Debt to EBITDA

Debt to equity ratio

Dividend growth

Dividend maintenance

Earnings

Earnings before interest, taxes, depreciation and amortization or “EBITDA”

Earnings per share

EBITDA to Interest

Fleet size and growth

Fleet valuation

General and Administrative Expenses

Net income

Operating income

Pre-tax income

Profit returns/margins

Relative stock price performance

Return on Assets

Return on Equity

Return on invested capital

Revenues

Rig margin

Rig revenue

Safety

Stock price appreciation

Total stockholder return

Utilization